Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

News Release

MEDIA AND INVESTOR CONTACT:	INVESTOR CONTACT:
Sara Spafford Freeman	Angie Craig
sfreeman@sjm.com	acraig@sjm.com
651 756 6702	651 756 219

St. Jude Medical Board of Directors Authorizes Share Repurchase

ST. PAUL, Minn. – October 23, 2009 – St. Jude Medical, Inc. (NYSE:STJ) announced today that its Board of Directors has authorized a share repurchase of up to $500 million of its outstanding common stock. The repurchases will occur at such times and at such prices as the management of the Company determines and may be effected through transactions in the open market, in privately negotiated transactions or otherwise.

Commenting on the new share repurchase program, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “St. Jude Medical has a robust internal research and development pipeline. We intend to continue our commitment to funding these growth drivers in 2010 and beyond by reinvesting any earnings per share benefit from the share repurchase program back into our business.”

About St. Jude Medical

St. Jude Medical develops medical technology and services that focus on putting more control into the hands of those who treat cardiac, neurological and chronic pain patients worldwide. The company is dedicated to advancing the practice of medicine by reducing risk wherever possible and contributing to successful outcomes for every patient. Headquartered in St. Paul, Minn., St. Jude Medical employs more than 14,000 people worldwide and has four major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit www.sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended April 4, 2009 and July 4, 2009.  The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.